Marsh McLennan
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News release

Media Contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

Marsh McLennan Announces John Q. Doyle to Succeed Daniel S. Glaser as President and Chief Executive Officer

NEW YORK, September 26, 2022 — Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, announced today that John Q. Doyle, 58, has been named President and Chief Executive Officer, effective January 1, 2023. Daniel S. Glaser, 62, will retire from Marsh McLennan at year end following a decade leading the Company through a period of extraordinary growth and change.

Mr. Doyle has served as Group President and Chief Operating Officer of Marsh McLennan since January 2022, and prior to that was President and CEO of Marsh, the Company’s risk advisory and insurance solutions business, from 2017 to 2021.

Mr. Glaser has served as President and Chief Executive Officer since 2013. Prior to 2013, Mr. Glaser served as Group President and Chief Operating Officer of the Company. He rejoined Marsh McLennan in December 2007 as Chairman and Chief Executive Officer of Marsh, returning to the firm where he began his career in 1982.

“Dan has had an extraordinary impact on Marsh McLennan, shaping it into a modern, dynamic company,” said H. Edward Hanway, Chairman of the Company’s Board of Directors. “He expanded the business into new client segments, increased revenues from $12 billion to over $20 billion and grew the Company’s colleague base. He successfully completed the Company’s $5.6 billion acquisition of JLT in 2019; launched Marsh McLennan Agency which, in just over a decade, has grown to $2.5 billion of annual revenue and closed 100 acquisitions; and brought the firm together under a shared purpose. We are grateful for his contributions to the enterprise over many years.”

“John has the full support of our Board. He led Marsh to outstanding earnings and revenue growth and, as Group President and COO, has found new ways to harness the collective strength of Marsh McLennan to deliver even greater impact with our clients, colleagues and communities. He is a terrific strategist and an exceptional leader who builds effective, diverse, and inclusive teams. With his leadership, the Company is well positioned for continued growth.”

Mr. Glaser said, “John has been an indispensable partner to me and the other members of our Executive Committee in delivering on our strategy. He knows our businesses well and is focused on creating best-in-class solutions for our clients. I am confident that this organization’s extraordinary success will continue under John’s leadership.”

“It’s been an honor to lead this great Company,” continued Mr. Glaser. “Very few 150-year-old firms are as relevant, resilient and successful as Marsh McLennan is today. I leave with the same thought I had the day I became CEO: the best is yet to come for Marsh McLennan.”

Mr. Doyle said, “I am thankful to Dan and to our Board for their support and confidence in me. We have terrific momentum and the capabilities and expertise needed to drive innovation and growth, deliver critical client solutions and create value for shareholders. I look forward to partnering with our 83,000 colleagues to write our next chapter.”

Upon his retirement as President and Chief Executive Officer, Mr. Glaser will also retire from the Company’s Board of Directors. Mr. Doyle will join the Board as a Director effective January 1, 2023.

Mr. Doyle is an insurance industry veteran with more than 30 years of management experience in commercial insurance underwriting and brokerage. He began his career at AIG and held several executive positions at the insurer, including Chief Executive Officer of AIG Commercial Insurance, and President and CEO of AIG Property and Casualty in the US.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 83,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.